Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement (File No. 033-61285, effective July 25, 1995) on Form S-8 of Johnson Outdoors, Inc. of our report dated July 13, 2016, relating to the financial statements and supplemental schedule of the Johnson Outdoors Retirement and Savings Plan, which appears in this Annual Report on Form 11-K of The Johnson Outdoors Retirement and Savings Plan for the year ended December 31, 2015.

/s/ RSM US LLP

Milwaukee, Wisconsin
July 13, 2016